Exhibit 99.1

August 4, 2021

Fellow Shareholders,

Roku delivered a strong second quarter, with record revenue growth that was driven by exceptional performance in platform monetization. Audiences, content, and advertisers continue their shift to TV streaming around the globe, and Roku is a key enabler of this long-term secular trend. We more than doubled monetized video ad impressions year-over-year, and leading media companies are increasingly turning to Roku’s tools to grow their DTC (direct to consumer) services. Looking ahead, our recent success at the Upfronts demonstrates the accelerating shift of advertisers from traditional TV to TV streaming. We closed commitments with all seven major agency holding companies, doubling dollar commitments year-over-year. We believe that our leading technology, platform scale, and the value we provide content providers, advertisers, and consumers all position us well for long-term growth.

Key Results

•	Total net revenue grew 81% year-over-year (YoY) to $645 million
•	Platform revenue increased 117% YoY to $532 million
•	Gross profit was up 130% YoY to $338 million
•	Active Accounts reached 55.1 million, an increase of 1.5 million active accounts from Q1 2021
•	Streaming hours were 17.4 billion hours, a decrease of 1.0 billion hours from Q1 2021
•	Average Revenue Per User (ARPU) grew to $36.46 (trailing 12-month basis), up 46% YoY
Key Operating Metrics	Q2 20	Q3 20	Q4 20	Q1 21	Q2 21	YoY %
Active Accounts (millions)	43.0	46.0	51.2	53.6	55.1	28%
Streaming Hours (billions)*	14.6	14.8	17.0	18.3	17.4	19%
ARPU ($)	$24.92	$27.00	$28.76	$32.14	$36.46	46%

Summary Financials ($ in millions)	Q2 20	Q3 20	Q4 20	Q1 21	Q2 21	YoY %
Platform revenue	$244.8	$319.2	$471.2	$466.5	$532.3	117%
Player revenue	111.3	132.4	178.7	107.7	112.8	1%
Total net revenue	356.1	451.7	649.9	574.2	645.1	81%
Platform gross profit	138.5	194.7	300.8	311.9	345.0	149%
Player gross profit	8.4	20.2	4.6	14.8	(6.7)	-180%
Total gross profit	146.8	214.8	305.5	326.8	338.3	130%
Platform gross margin %	56.6%	61.0%	63.8%	66.9%	64.8%	820	bps
Player gross margin %	7.5%	15.2%	2.6%	13.8%	-5.9%	-1350	bps
Total gross margin %	41.2%	47.6%	47.0%	56.9%	52.4%	1120	bps
Research and development	84.4	88.4	94.7	101.6	113.3	34%
Sales and marketing	64.2	71.0	96.1	88.9	93.7	46%
General and administrative	40.5	43.5	49.5	60.5	62.2	54%
Total operating expenses	189.0	202.9	240.3	251.0	269.2	42%
Income (loss) from operations	(42.2)	12.0	65.2	75.8	69.1	nm
Adjusted EBITDA [1]	(3.4)	56.2	113.5	125.9	122.4	nm
Adjusted EBITDA margin %	-1.0%	12.4%	17.5%	21.9%	19.0%	nm

Outlook ($ in millions)	Q3 2021E
Total net revenue	$675 - $685
Total gross profit	$315 - $325
Net income (loss)	($3) - $7
Adjusted EBITDA [2]	$60 - $70

[1] Refer to the reconciliation of net income (loss) to adjusted EBITDA in the non-GAAP information in an appendix to this letter.

[2] Q3 2021E reconciling items between net income (loss) and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $52 million, depreciation and amortization and other net adjustments of approximately $11 million.

___________________________

* Reported streaming hours data reflects previously disclosed adjustments to our streaming hours calculations for periods prior to Q4 2020.

Roku Q2 2021 Shareholder Letter	1

Account Growth

In Q2, we grew active accounts by 1.5 million, ending the quarter with 55.1 million, driven by sales of Roku TV™ models and streaming players. Q2 2021 net adds were higher than pre-covid levels in Q2 2019, but as expected, lower than the pandemic-related surge of Q2 2020. Player unit sales in Q2 2021 were relatively flat year-over-year, following the demand spike in Q2 2020. Tight component supply conditions and shipping constraints continued to increase costs faster than expected across all consumer electronics categories. In Q2, we insulated consumers from increased costs for Roku players, which resulted in Player gross margin turning negative in the quarter.

Consumers sought increased out-of-home entertainment activities (such as dining and travel) in Q2 as a result of pent-up demand and the loosening of COVID-19 restrictions, which led to a broader secular decline in overall TV viewing hours. On a year-over-year basis, Roku significantly outperformed the industry, with Roku’s streaming hours increasing nearly 19% globally, compared to a nearly 19% decline in traditional TV consumption and a nearly 2% decline in TV streaming across all platforms, for persons 2+ years of age in the U.S., according to Nielsen.

TV Viewing Hours
2Q21 YOY % change

30%
20%
10%
0%
-10%
-20%
-30%
Roku®
19%
All TV streaming platforms
-2%*
Traditional TV
-19%*

(* according to Nielsen for persons 2+ years of age in the U.S.)

We believe that Roku continues to provide the best user experience in streaming. In June, the Roku Express 4k Plus earned the “best streamer overall” from CNET and Editor’s Choice award from TechHive. Tom’s Guide awarded the TCL QLED and Mini-LED Roku TV models “Best TV innovation.”

We continue to make good progress in our international markets. In the UK, we enhanced our product offering with the launch of TCL Roku TV models, which we expect will drive further platform adoption. And, we are excited to bring Roku to Germany, starting with players, later this year. We believe our business model will serve us well as we seek to grow in international markets by building scale with our affordable hardware and the Roku OS (the only OS purpose-built for TV), driving user engagement with a best-in-class user experience, and monetizing activities on the platform over time.

Platform Monetization

In Q2, Platform revenue exceeded half a billion dollars for the first time in the Platform segment’s history. Revenue of $532 million, up 117% year-over-year, was driven by significant contributions from both content distribution and advertising activities. ARPU was $36.46 (trailing 12-month basis), up 46% year-over-year.

Roku Q2 2021 Shareholder Letter	2

Content Distribution

DTC businesses are leaning into the Roku platform, leveraging key tools like Roku Pay and performance marketing to successfully build their streaming services — driving results that are exceeding expectations for both Roku and our partners. Media and Entertainment promotional spending (including what we traditionally termed our “audience development” business) grew significantly faster than the overall platform during Q2. We continue to innovate and launch new marketing tools, which are a highly efficient way for DTC services to acquire and engage viewers.

We partnered with NBCUniversal
to bring an all-new, immersive Olympic experience to Roku viewers.

As part of our ongoing efforts to recommend great content to our users and drive engagement across our platform, we partnered with NBCUniversal to create an immersive experience that enables users in the U.S. to find and stream NBC Olympics coverage directly from the Roku home screen. The great content selection on our platform is being further bolstered by the growing number of exclusive and day-and-date releases such as Cruella and Boss Baby: Family Business.

Boss Baby: Family Business

Roku Q2 2021 Shareholder Letter	3

The Roku Channel Growth

In Q2, we continued to drive robust growth of The Roku Channel with streaming hours more than doubling year-over-year. Roku Originals, which consist of content we acquired in the Quibi acquisition, are off to a strong start. We premiered our first slate of Roku Originals programming with 30 titles available for free to The Roku Channel viewers, which drove deeper engagement in The Roku Channel. In the two weeks following launch, from May 20 to June 3:

•A record number of unique accounts streamed The Roku Channel
•The top ten watched programs on The Roku Channel were all Roku Originals
•More than one in three users of The Roku Channel streamed a Roku Original

Our expansion of content reinforces The Roku Channel flywheel and we plan to continue to pursue a diverse and cost-effective content strategy, with a primary focus on licensing and distribution through our more than 175 partners. As a reminder, in March we acquired This Old House and Ask This Old House, which were the two top-rated home improvement programs in the U.S. in 2020, according to Nielsen data. In May, Roku reached its first ever pay-one window rights deal with Saban Films. Under the agreement, a selection of Saban’s 2021 film slate will be available to users for free exclusively on The Roku Channel, in the U.S. and Canada, following theatrical and home entertainment release. With the success we've seen thus far with Roku Originals, we have greenlit additional seasons of certain shows, such as "Die Harter" with Kevin Hart.

Die Hart, Mapleworth Murders, and Reno 911! received eight Emmy nominations.
This Old House won its 19th Emmy for “Outstanding Instructional and How-To Program.”

Ad Business Strength

In Q2, advertisers continued to follow audiences and move budgets into TV streaming. Roku’s monetized video ad impressions more than doubled year-over-year. Our competitive advantages in first-party customer relationships, data, ad innovation, and ad technology helped drive this growth. We’re pleased with our progress increasing the number of small/medium sized businesses on our platform, as the number of advertisers outside the Ad Age 200 grew over 50% year-over-year.

Roku Q2 2021 Shareholder Letter	4

The OneView Ad Platform provides a single solution for advertisers to manage their entire campaign — across TV streaming, desktop, and mobile — using Roku’s scale, first-party data, and measurement tools. Apparel brand Smartwool used OneView to execute a combined TV streaming and digital display advertising campaign. As a result, consumers who saw a Smartwool ad on both TV streaming and on digital display were 72% more likely to visit the Smartwool website. As a result of our demonstrated return on investment, TV streaming spend in the OneView Ad Platform accelerated, with spend nearly tripling year-over-year.

We achieved strong results for Q2 and looking ahead, our ad business remains well positioned. Our success at this year’s Upfronts was driven by our ongoing ad innovation and competitive differentiators including The Roku Channel and the OneView Ad Platform. Furthermore, our results at the Upfronts underscore the accelerating shift of advertisers from traditional TV to TV streaming. Roku secured commitments with all seven major agency holding companies earlier than ever and earned double the dollar commitment compared to last year. Forty-two percent of all advertisers who committed to Roku during the Upfronts were new upfront commitments (did not participate last year).

Outlook

Our approach to outlook will be similar to last quarter, with formal outlook for Q3 and additional color looking further ahead.

Our Q3 outlook is for robust growth with total net revenue of $680 million at the midpoint (up 51% year-over-year) and total gross profit of $320 million at the midpoint (up 49% year-over-year). We anticipate quarterly sequential increases in operating expenses in the second half of 2021 from our investments in headcount, product development, and sales & marketing. As a result, we expect adjusted EBITDA to be $65 million at the midpoint in Q3.

In the near term, the varying rates of recovery from the pandemic around the world continue to present an uncertain operating environment. Within the Player segment, we expect global supply chain constraints and component cost increases to worsen in the second half of 2021, leading to increasing negative player gross margin. We believe these industry supply chain constraints and cost increases for streaming players and TV OEM partners will continue into 2022. Within the Platform segment, monetization remains strong, and while there will be a slowdown in year-over-year growth relative to last year’s pandemic-driven acceleration, we expect continued significant growth in the second half of the year.

Conclusion

We are pleased with our strong performance in the second quarter, and are excited about the road ahead. Roku remains very well positioned to benefit from the long-term secular trend of audiences, content, and advertisers shifting to TV streaming around the globe. Our success during the Upfronts this year, the clear value we offer partners seeking to build their own DTC streaming businesses, and the continued acceleration of The Roku Channel flywheel are evidence of the competitive advantages we have built.

Thank you for your support and Happy Streaming™!

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q2 2021 Shareholder Letter	5

The Company will host a webcast of its conference call to discuss Q2 2021 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on August 4, 2021. Participants may access the live webcast in listen-only mode on the Roku investor relations website at roku.com/investor. An archived webcast of the conference call will also be available at roku.com/investor after the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV brands. Roku is headquartered in San Jose, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kim Sampson ksampson@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to the continuing shift of audiences, content, and advertisers to TV streaming; the benefits of our technology and platform to our long-term growth; the resolution of tight component supply conditions and shipping constraints; our user experience; our ability to innovate, build and launch new products and services, including direct to consumer marketing tools; our international expansion, including platform adoption in the UK and expansion into Germany; the performance, growth and monetization of, and content available on, The Roku Channel; advertisers moving their budgets to streaming; our sponsorship offering; the benefits of the Roku Brand Studio; the benefits and features of the OneView platform; advertising commitments we obtained at Upfronts; the content selection on our platform; the performance of Roku Originals; our competitive advantages; the impact of the COVID-19 pandemic and varying rates of recovery around the world on our business and the industries we operate in; our financial outlook for the third quarter of 2021 and our color provided for the second half of 2021 and into 2022; our investments; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All information provided in this shareholder letter and in the attached tables is as of August 4, 2021, and we undertake no duty to update this information unless required by law.

Roku Q2 2021 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Revenue:
Platform	$532,303	$244,777	$998,829	$477,334
Player	112,816	111,296	220,473	199,505
Total net revenue	645,119	356,073	1,219,302	676,839
Cost of Revenue:
Platform (1)	187,328	106,324	341,918	208,260
Player (1)	119,525	102,913	212,347	180,642
Total cost of revenue	306,853	209,237	554,265	388,902
Gross Profit:
Platform	344,975	138,453	656,911	269,074
Player	(6,709)	8,383	8,126	18,863
Total gross profit	338,266	146,836	665,037	287,937
Operating Expenses:
Research and development (1)	113,276	84,387	214,857	172,665
Sales and marketing (1)	93,678	64,164	182,551	132,412
General and administrative (1)	62,228	40,494	122,739	80,234
Total operating expenses	269,182	189,045	520,147	385,311
Income (Loss) from Operations	69,084	(42,209)	144,890	(97,374)
Other Income (Expense), Net:
Interest expense	(746)	(1,034)	(1,488)	(1,897)
Other income (expense), net	1,520	557	1,961	1,818
Total other income (expense), net	774	(477)	473	(79)
Income (Loss) Before Income Taxes	69,858	(42,686)	145,363	(97,453)
Income tax (benefit) expense	(3,609)	462	(4,400)	307
Net Income (Loss)	$73,467	$(43,148)	$149,763	$(97,760)

Net income (loss) per share — basic	$0.55	$(0.35)	$1.14	$(0.81)
Net income (loss) per share — diluted	$0.52	$(0.35)	$1.06	$(0.81)

Weighted-average common shares outstanding — basic	132,705	122,614	131,198	121,397
Weighted-average common shares outstanding — diluted	142,122	122,614	141,234	121,397

(1) Stock-based compensation was allocated as follows:
Cost of platform revenue	$167	$232	$365	$443
Cost of player revenue	315	310	730	648
Research and development	18,577	13,348	35,131	26,603
Sales and marketing	14,275	9,615	27,638	19,672
General and administrative	9,212	6,531	19,219	13,075
Total stock-based compensation	$42,546	$30,036	$83,083	$60,441

Roku Q2 2021 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value data)

(unaudited)

	As of
	June 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$2,083,273	$1,092,815
Restricted cash, current	—	434
Accounts receivable, net of allowances of $24,455 and $41,236 as of	587,481	523,852
June 30, 2021 and December 31, 2020, respectively
Inventories	47,996	53,895
Prepaid expenses and other current assets	80,482	26,644
Total current assets	2,799,232	1,697,640
Property and equipment, net	160,544	155,197
Operating lease right-of-use assets	298,949	266,197
Intangible assets, net	97,218	62,181
Goodwill	146,784	73,058
Other non-current assets	135,831	16,269
Total Assets	$3,638,558	$2,270,542
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$132,483	$112,314
Accrued liabilities	423,253	347,668
Current portion of long-term debt	7,377	4,874
Deferred revenue, current portion	48,235	55,465
Total current liabilities	611,348	520,321
Long-term debt, non-current portion	84,928	89,868
Deferred revenue, non-current portion	23,149	21,283
Operating lease liability, non-current portion	336,948	307,936
Other long-term liabilities	21,157	3,119
Total Liabilities	1,077,530	942,527
Stockholders’ Equity:
Common stock, $0.0001 par value	13	13
Additional paid-in capital	2,743,629	1,660,379
Accumulated other comprehensive income	29	29
Accumulated deficit	(182,643)	(332,406)
Total Stockholders’ Equity	2,561,028	1,328,015
Total Liabilities and Stockholders’ Equity	$3,638,558	$2,270,542

Roku Q2 2021 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income (loss)	$149,763	$(97,760)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,412	17,248
Stock-based compensation expense	83,083	60,441
Amortization of right-of-use assets	13,979	15,947
Amortization of content assets	28,093	12,182
Provision for (recoveries of) doubtful accounts	(1,099)	3,516
Other items, net	(8)	290
Changes in operating assets and liabilities:
Accounts receivable	(56,661)	21,372
Inventories	5,899	4,713
Prepaid expenses and other current assets	(30,235)	(5,222)
Other non-current assets	(72,195)	2,095
Accounts payable	16,433	20,847
Accrued liabilities	16,543	6,336
Operating lease liabilities	(18,394)	12,695
Other long-term liabilities	(527)	(556)
Deferred revenue	(10,326)	5,952
Net cash provided by operating activities	144,760	80,096
Cash flows from investing activities:
Purchases of property and equipment	(13,898)	(64,109)
Acquisitions of businesses, net of cash acquired	(136,778)	—
Proceeds from escrows associated with acquisition	—	1,058
Net cash used in investing activities	(150,676)	(63,051)
Cash flows from financing activities:
Proceeds from equity issued under at-the-market offerings, net of issuance costs	989,615	349,609
Proceeds from borrowings, net of issuance costs	—	69,325
Repayments of borrowings	(2,500)	(71,825)
Proceeds from equity issued under incentive plans	10,285	5,877
Net cash provided by financing activities	997,400	352,986
Net increase in cash, cash equivalents and restricted cash	991,484	370,031
Cash, cash equivalents and restricted cash —beginning of period	1,093,249	517,333
Cash, cash equivalents and restricted cash —end of period	$2,084,733	$887,364
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	2,083,273	885,825
Restricted cash, current	—	1,539
Restricted cash, non-current	1,460	—
Cash, cash equivalents and restricted cash —end of period	$2,084,733	$887,364

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,290	$2,118
Cash paid for income taxes	$487	$482
Supplemental disclosures of noncash investing and financing activities:
Non-cash consideration for business combination	$15,200	$—
Services to be received as part of a business combination	$6,300	$—
Unpaid portion of property and equipment purchases	$3,709	$5,218
Unpaid portion of acquisition-related expenses	$271	$—
Unpaid portion of purchased intangibles	$—	$400
Unpaid portion of at-the-market issuance costs	$—	$150

Roku Q2 2021 Shareholder Letter	9

NON-GAAP INFORMATION (in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$73,467	$(43,148)	$149,763	$(97,760)
Other income (expense), net	(774)	477	(473)	79
Stock-based compensation	42,546	30,036	83,083	60,441
Depreciation and amortization	10,807	8,800	20,412	17,248
Income tax (benefit) expense	(3,609)	462	(4,400)	307
Adjusted EBITDA	$122,437	$(3,373)	$248,385	$(19,685)

Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming hours

Roku Q2 2021 Shareholder Letter	10